Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Communications Systems Group, Inc.:

We consent to the use of our reports dated February 28, 2011 with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting incorporated by reference herein.

Anchorage, Alaska

June 27, 2011